As filed with the Securities and Exchange Commission on November 17, 2010
Registration No. 333-163109

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Psychiatric Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	23-2491707
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification Number)

6640 Carothers Parkway, Suite 500
Franklin, Tennessee 37067
(615) 312-5700
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Alan B. Miller
Chairman of the Board and Chief Executive Officer
Universal Health Services, Inc.
Universal Corporate Center
367 South Gulph Road
King of Prussia, Pennsylvania 19406
(610) 768-3300
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters those securities that remain unsold hereunder as of the date hereof.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

SIGNATURES

EXPLANATORY NOTE
          On November 13, 2009, Psychiatric Solutions, Inc. (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (File No. 333-163109) (the “Registration Statement”) registering an indeterminate aggregate initial offering price and number or amount of debt securities, preferred stock, par value $.01 per share, common stock, par value $.01 per share (“Common Stock”) and warrants to purchase Common Stock.
          On November 15, 2010, pursuant to the terms of the Agreement and Plan of Merger, dated as of May 16, 2010, by and among the Registrant, Universal Health Services, Inc. (“UHS”) and Olympus Acquisition Corp. (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly-owned subsidiary of UHS. As a result of the Merger, the Registrant’s Common Stock is held of record by fewer than 300 persons. Accordingly, the Registrant intends to file a Certification and Notice of Termination of Registration on Form 15 with the Commission with respect to its Common Stock.
          In connection with the Merger, the Registrant terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with the undertaking made by the Registrant to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities of the Registrant registered but unsold under the Registration Statement.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of King of Prussia, State of Pennsylvania, on November 16, 2010.

PSYCHIATRIC SOLUTIONS, INC.

By: /s/ Steve Filton
Name: Steve Filton
Title: Vice President
     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Debra Osteen	Debra Osteen President (Principal Executive Officer and Director)	November 16, 2010

/s/ Steve Filton	Steve Filton Vice President (Principal Financial Officer, Principal Accounting Officer and Director)	November 16, 2010

/s/ Larry Harrod	Larry Harrod Vice President (Director)	November 16, 2010

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